Exhibit 10.22

RESTRICTED STOCK AGREEMENT

ISLE OF CAPRI CASINOS, INC.

AMENDED AND RESTATED

2000 LONG-TERM INCENTIVE PLAN

This AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and Isle of Capri Casinos, Inc. (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the Isle of Capri Casinos, Inc. Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant as follows:

1.             Terms of Award.  The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)           The “Participant” is                                                      .

(b)           The “Grant Date” is                                                      .

(c)           The number of “Covered Shares” awarded under the Agreement is         shares.  Covered Shares are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.

(d)           The “Restricted Period” with respect to any Covered Share is the period beginning on the Grant Date and ending on the date that such Covered Share is fully vested in accordance with the terms of this Agreement.  The Restricted Period applicable to the Covered Shares is set forth in paragraph 5 of this Agreement.

(e)           Other words and phrases used in this Agreement are defined in the Plan or elsewhere in this Agreement.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.             Award.  The Participant is hereby granted the number of Covered Shares set forth in paragraph 1.

3.             Dividends and Voting Rights.  The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.  The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

4.             Deposit of Covered Shares.  During the Restricted Period, each Covered Share granted under this Agreement shall be registered in the name of the Participant and shall be deposited with the Company’s transfer agent (either on a certificated or uncertificated basis as determined by the Committee).  The grant of the Covered Shares is conditioned upon the Participant endorsing in blank a stock power for the Covered Shares.

5.             Transfer, Vesting and Forfeiture of Shares.  Subject to the terms and conditions of this Agreement, if the Date of Termination does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement, other than those set forth in paragraph 6 hereof.  With respect to any of the Covered Shares, the period during which such Covered Shares are not vested (and are therefore subject to forfeiture) is referred to herein as the “Restricted Period”.  The Restricted Period shall begin on the Grant Date with respect to all of the Covered Shares and shall end on the third anniversary of the Grant Date.  Upon the vesting of any Covered Share, the Participant shall own such share free of all restrictions otherwise imposed by this Agreement, other than the restrictions imposed by paragraph 6 hereof.  Notwithstanding the foregoing provisions of this paragraph 5, the Participant shall become vested in the Covered Shares and shall become the owner of the shares free of all restrictions otherwise imposed by this Agreement, other than the restrictions of paragraph 6, and the Restricted Period with respect to all of the Covered Shares shall terminate and expire prior to the date otherwise indicated above upon the vesting of the Covered Shares upon (a) a Change in Control that occurs on or before the Date of Termination, (b) the Date of Termination if such Date of Termination occurs on account of the Participant’s death, Disability or Retirement, or, if applicable (c) the occurrence of any other acceleration event described in a written employment agreement, if any, between the Participant and the Company or a subsidiary of the Company.  Except as otherwise provided in this paragraph 5, the Participant shall forfeit any of the Covered Shares which have not vested as of his Date of Termination.

6.             Compliance with Applicable Laws; Limits on Distribution.

(a)           Compliance with Securities Laws.  If the Participant is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any of the Covered Shares (or the shares of Stock after the Restricted Period has lapsed) as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) of the Exchange Act and the rules and regulations thereunder or to obtain any exemption therefrom.

(b)           Certificates; Cash in Lieu of Fractional Shares.  To the extent that the Plan or this Agreement provides for issuance of certificates to reflect the transfer of Covered Shares, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity.  In lieu of issuing a fraction of a share of Stock pursuant to the Plan or this Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(c)           Lock-Up Period.  The Participant hereby agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), the Participant shall not sell or otherwise transfer any Stock or other securities of the Company during the 180-day period, or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act.  Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

7.             Withholding.  The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

8.             Nontransferability.  During the Restricted Period for a Covered Share, the Covered Share may not be sold, assigned, transferred pledged or otherwise encumbered in any manner otherwise than by will or by the laws of descent or distribution.

9.             Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.

10.           Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11.           Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.           Not An Employment Contract or Contract of Continued Service.  The grant of Covered Shares pursuant to this Agreement will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13.           Amendment.  This Agreement may be amended in accordance with the provisions of the Plan and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

14.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15.           Applicable Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

16.           Entire Agreement.  The Plan and this Agreement constitute all of the terms with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

17.           Definitions.  For purposes of this Agreement, words and phrases used in this Agreement shall be defined as follows:

(a)           Date of Termination.  The term “Date of Termination” means, as applicable (i) the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment or (ii) the first day occurring on or after the Grant Date on which the Participant ceases to be a member of the Board of Directors of the Company, regardless of the reason for such cessation of services as a director.  Notwithstanding the foregoing, a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries and the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Date of Termination caused by the Participant being discharged by the employer.

(b)           Designated Beneficiary.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

(c)           Disability.  Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(d)           Retirement.  The term “Retirement shall mean the termination by a Participant of his employment or service as a director, as applicable, by reason of reaching the age of 65 or such later date approved by the Board of Directors of the Company.

(e)           Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Isle of Capri Casinos, Inc.

By:

Its:

[Participant]